Exhibit 99.3

CONSENT TO REFERENCE IN PROXY STATEMENT/ PROSPECTUS

November 9, 2023

ScanTech AI Systems Inc.

Americas Tower

1177 Avenue of the Americas, Suite 5100

New York, NY 10036

In connection with the filing by ScanTech AI Systems Inc. (the “Company”) of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Sincerely,

/s/ James Jenkins
James Jenkins